Exhibit 99.1

American Public Education Announces Addition to its Board of Directors

CHARLES TOWN, W. Va.--(BUSINESS WIRE)--June 20, 2012--American Public Education, Inc. (NASDAQ: APEI) today announced the election of Eric C. “Ric” Andersen to its Board of Directors.

“We are pleased that Ric Andersen has accepted a position on American Public Education’s Board. He brings with him a wealth of experience and expertise, particularly in outsourcing, business processes and international operations, which will make him a great asset to the Board,” said J. Christopher Everett, APEI’s Chairman of the Board.

Mr. Andersen is a partner with Milestone Partners, a lower middle market private equity firm that specializes in making control equity investments in established operating businesses. Prior to joining Milestone Partners in 2011, from 2006 to 2011 Mr. Andersen served as a Managing Director of private equity firm Silver Lake Partners, before which he worked in the consulting industry with IBM Business Consulting Services (BCS), serving as Managing Partner, Asia Pacific responsible for IBM’s business solutions and business process outsourcing business across Asia Pacific, and Managing Partner, Distribution Sector responsible for IBM’s consulting business in the pharmaceutical, retail, consumer goods and travel/transportation industries. Before working with IBM, Mr. Andersen was a senior partner at PWC Consulting, where he served in a variety of positions.

American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, operates through American Military University (AMU) and American Public University (APU). APUS serves more than 119,000 adult learners worldwide and offers 87 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts. Nationally recognized for its best practices in online higher education, APUS provides an affordable education through classes taught by experienced faculty who are committed to the academic achievement of their students.

American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (www.ncahlc.org). For more information about APUS graduation rates, median debt of students who completed programs, and other important information, visit www.apus.edu/disclosure.

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Associate Vice President, Investor Relations
703-334-3880